Exhibit 99.1

2009-04-20

Letter to the Shareholders of Patriot Scientific Corporation from President/CEO Rick Goerner on Business Update

CARLSBAD, Calif.--(BUSINESS WIRE)--To all shareholders and stakeholders of Patriot Scientific Corporation (OTCBB: PTSC - News), this letter provides a brief update on business activities at the Company as covered in the recent quarterly shareholder call held on April 14, 2009. I have put the communications focus of the Company to its shareholders into these quarterly calls with plans for only supplemental letters and press releases on specific activities and topics in the interim.

In this letter I want to 1) provide a brief summary of the recent shareholder conference call in the event you were unable to participate, 2) clarify and expand on some topics that were covered in the Q&A session of the call, and 3) comment on some other recent issues raised by shareholders.

Overview of Patriot's April 14, 2009 shareholder conference call

Patriot held its second quarterly shareholders conference call on April 14, 2009 to address our third quarter 2009 results and provide some additional insights into activities within the Company. Management reviewed the financial results of our third quarter 2009 10-Q filing with the SEC (dated April 9, 2009), discussed the current market environment and the new Obama administration initiatives, market opportunities and the current revenue outlook for our developing secure data sharing software business. We reviewed, and updated, key project work taken in conjunction with our growing list of strategic partners. The overview also discussed the recent Vigilys acquisition from Kratos Defense and Security Solutions. I also covered the development status of our two minority investments in Avot Media and Talis Data Systems. In the financial report we summarized the results for the third quarter, outlined our plans to eliminate the consolidation of Holocom revenues beginning May 1, 2009 and summarized actions the Company is implementing to reduce spending to support our software business expansion efforts. Following the call, which included over 200 participants, management answered numerous, specific shareholder questions. As was the case with the first call, I was pleased with the detail, and scope, of the questions raised by the shareholders, and our coverage analysts, and also by the professional courtesy extended by all the participants. As indicated, a complete audio file, including Q&A, can now be accessed from the Patriot website so if you did have not have a chance to participate in the call or listen to it, please go to our website. A transcript of the call was also filed with the SEC on Form 8-K on April 17, 2009 and can be found on the Patriot website under the Investors tab, under SEC Filings. I have also asked all shareholders for feedback to make future calls as productive as possible for all concerned.

As we had previously announced (before the call), due to on-going activities, I could not address any specific questions with regard to the MMP™ Portfolio.

We also used the conference call to announce our plan to roll-up, into a single brand, all of the current software business activities (Crossflo, Iameter and Vigilys), as well as any future related acquisitions, into the newly created Patriot Data Solutions Group, or PDSG, brand. We believe the positioning of Patriot Data Solutions Group, as a sub-brand to Patriot Scientific, will provide a more direct link between the market success of our software products and the public Patriot entity while eliminating confusion arising from the growing number of product names being added to our operating entity.

Conference call Q&A

The Q&A session, following the conference call, provided additional insights, and clarifications, on certain points contained in the SEC 10-Q filing or covered in the conference call script. While the call, and Q&A, lasted over one hour, I'd encourage interested shareholders to listen to the entire call and Q&A for more details.

As we reviewed the call internally after it was over, along with several shareholder inquiries to IR, several points were raised that I feel require a bit more information, or clarification.

1. Spending reductions implemented by the Company

As the next financials to be released by the Company will not be until August, with the SEC filing of the Company's 10-K, I believe a deeper understanding of the detail of spending reductions is in order. The spending reductions we are implementing represent nearly $1 million in annualized spending. These reductions are as a result, primarily, of suspending executive incentive compensation, reducing Board compensation consisting of Board and Committee fees and reductions in other corporate and professional services spending, including a reduction in IR efforts with respect to participation in industry conferences.
Additionally, at this time, we do not anticipate the necessity to further fund Phoenix Digital Solutions, or PDS.

We do plan, however, to increase spending with respect to certain marketing, sales and R&D efforts associated with the Crossflo, Iameter and Vigilys products.

2. Patriot's SEC filing disclosure requirements

Patriot takes very seriously its requirements for full SEC compliance with respect to all matters of corporate governance and disclosure. In fact, Patriot has broadly pursued voluntary releases of information beyond the SEC requirements this past year. For example, the release of all my shareholder letters, the announcement of both the Iameter and Vigilys asset purchases and even the release of individual MMP license signings are not required disclosures under SEC regulations. Patriot, under the guidance of its SEC counsel, has taken all steps deemed appropriate to insure transparency with respect to its business activities.

3. Avot Media seeks to raise up to $8 million in additional financing

In March Patriot entered into a revolving line of credit facility for $500,000 with Avot, secured by its IP assets. This line of credit provides Avot the necessary capital to continue to execute additional mobile carrier and content delivery provider trials while revenue streams from existing commercial agreements begin to ramp up. The additional investment of external venture capital is anticipated to fully capitalize the company to expand marketing, sales and technical support resources. Avot has engaged in preliminary discussions with several interested venture firms, but does not have a committed source of funding as yet.  Additionally, Crossflo and Avot have begun to explore the possible use of Avot's mobile content technology integrated into Crossflo's emergency services solution.

Comments on recent shareholder inquiries

1) What is the status of the NuPOWER licensing effort?
2) Is the Company's M&A effort on hold due to lack of cash?
3) Are there plans for a reverse split of Patriot's shares?

1) What is the status of the NuPOWER licensing effort?

I'd like to provide a brief comment on Patriot's partnering with NuPower Semiconductor on IP licensing. Based on resource priorities and other M&A efforts, the pursuit of new IP licensing activity has been very limited. We continue to explore a limited list of licensing opportunities for NuPower's power management IP. We are also progressing on the filings of NuPower's continuation patents. Patriot will become a co-assignee of three NuPower patents and all continuation patents associated with them. We will re-evaluate this effort by the end of May and determine what, if any, further involvement Patriot should pursue. While our activities to date, including the patent assignment efforts, cost Patriot less than $50K, we do not plan at this point to pursue the acquisition of any additional IP assets, rather staying focused on software M&A activities.

2) Is the Company's M&A effort on hold due to lack of cash?

While we are sensitive to our cash situation and have executed plans to cut spending in certain areas to preserve cash, the Company is, as evidenced by the recent acquisition of the Vigilys product, continuing the pursuit of synergistic software product offerings to complement the Crossflo CDX product for healthcare and the public safety and justice sectors of the market. We have also continued to re-purchase Patriot shares on the open market at attractive prices. We review our cash position, frequently, in the overall context of our general cash forecast scenarios. We will prioritize spending that is focused on driving new software revenues with our existing product offerings even as we consider new M&A efforts going forward.

3) Are there plans for a reverse split of Patriot's shares?

A frequent topic of concern for many shareholders has been Patriot's plans regarding a future reverse stock split. After careful analysis of our options, and with guidance from Imperial Capital, we have determined that a reverse stock split would not be in the best interest of the shareholders in the current economic environment. I'd like to continue to emphasize that if we were to ever move in this direction, it would only be after we felt confident that our developing prospective businesses would support, and grow, the resulting share price.

It has remained my objective to continually improve the quality, uniformity and responsiveness of our communications to shareholders and to the marketplace, and I will continue to look forward to your comments, feedback and inquiries.

I trust this letter has provided you with additional information regarding the status of key business initiatives at Patriot Scientific. I am excited about the progress we are making toward building the new Patriot Data Solutions Group with opportunities for solid future growth and profitability.

While the times ahead remain challenging, we believe that we have continued to make good strides in positioning Patriot on the path to future growth and success.

Sincerely,
Rick Goerner
President/CEO
Patriot Scientific Corporation

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the Company's Securities and Exchange Commission filings. Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contact:
Patriot Scientific Corporation
Angela Hartley
760-547-2700 ext. 102